EXHIBIT 10.12

                               BSI HOLDINGS, INC.

                          Junior Subordinated Debenture

$4,000,000.00                                                     August 2, 1996

            FOR VALUE RECEIVED, the undersigned, BSI HOLDINGS, INC., a Delaware corporation (the "Company"), hereby promises to pay to the order of PLYMOUTH MILLS, INC., a New York corporation (together with any and all other holders of this Debenture, the "Holder"), at the address of the Holder designated pursuant to Paragraph 8 hereof, on or before December 31, 2003, the principal sum of FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00), together with interest thereon, in cash or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts, in installments, all as is hereinafter provided.

            1. INTEREST AND PRINCIPAL PAYMENTS. The unpaid principal amount of this Debenture shall bear interest from the date hereof at a fixed rate per annum prior to maturity equal to the lesser of seven and three-quarters percent (7.75%), or the maximum rate permitted under applicable law. Accrued and unpaid interest on the principal portion of this Debenture shall be payable quarterly, on or before the last day of each September, December, March and June while this Debenture is outstanding. The entire principal amount of this Debenture is payable on or before December 31, 2003, subject to Paragraph 2 below.

            All past due principal and interest on this Debenture shall bear interest from and after maturity until paid at a fixed rate per annum equal to the lesser of eighteen percent (18%) or the highest rate permitted by applicable law.

            2.    PREPAYMENTS.

            (a) MANDATORY PREPAYMENTS. Subject to the subordination provisions of Paragraph 3, if while this Debenture remains outstanding there occurs either a Sale (as hereafter defined) or an Initial Public Offering (as hereafter defined), then the entire outstanding principal amount of and interest on this Debenture shall immediately become due and payable. For purposes hereof:

                  "Sale" shall mean a single transactions or a series of related transactions having the effect of (i) the sale of all or substantially all of the assets, rights and properties of the Company, (ii) the merger or consolidation of the Company with or into another

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            corporation or other business entity, or (iii) the sale of all or substantially all of the issued and outstanding voting securities of the Company, in any such case to one or more persons unaffiliated with the Company and those persons who are shareholders on the date of issuance of this Debenture.

                  "Initial Public Offering" shall mean an underwritten public offering of the Company's Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended (other than any registration statement relating to warrants, options or shares of capital stock of the Company granted or to be granted or sold primarily to employees, directors, or officers of the Company, a registration statement filed pursuant to Rule 145 under the Securities Act or any successor rule, a registration statement relating to employee benefit plans or interests therein, or any registration statement covering securities issued in connection with any debt financing of the Company).

            (b) OPTIONAL PREPAYMENTS. Subject to the subordination provisions of Paragraph 3 below, this Debenture may be prepaid prior to maturity, at the option of the Company, as a whole at any time or in part from time to time, without premium or penalty. Prepayments shall be applied first to payment of all accrued and unpaid interest on the unpaid principal of this Debenture and then to installments of principal in inverse order of maturity.

            3.    SUBORDINATION.

            (a) SUBORDINATION IN GENERAL. Notwithstanding anything in this Debenture to the contrary, the payment of all indebtedness evidenced by this Debenture is subordinated to all Senior Indebtedness (as hereinafter defined) of the Company, whether such Senior Indebtedness is outstanding on the date hereof or is hereafter created, and all extensions, renewals or refundings of such Senior Indebtedness, unless, by the terms of the instrument creating or evidencing such Senior Indebtedness, it is specifically provided that such Senior Indebtedness is not superior in right of payment to the indebtedness evidenced by this Debenture. For purposes of this Debenture, the term "Senior Indebtedness" shall mean and include (i) indebtedness of the Company for money heretofore, now or hereafter borrowed by the Company (or by any subsidiary of the Company and guaranteed by the Company) from one or more banks, financial institutions or other institutional lenders, together with all interest, charges, expenses, fees, attorneys' fees, reimbursement obligations and other sums chargeable in respect of such indebtedness arising under any loan, credit or security document relating to such

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      indebtedness; (ii) any modifications, renewals, extensions or refundings of indebtedness of the kind described in the preceding clause (i); and
      (iii) such other indebtedness of the Company as may be consented to in writing by the Holder of this Debenture. Without limiting the generality of the foregoing, the term "Senior Indebtedness" specifically includes (I) all "Obligations" of Brazos Sportswear, Inc., a Texas corporation and wholly owned subsidiary of the Company ("Brazos"), to Fleet Capital Corporation, as Agent for itself and The First National Bank of Boston, and their successors, assigns and participants, within the meaning of the Second Amended and Restated Loan and Security Agreement dated as of August __, 1996 among Brazos and such lenders, as such Agreement may thereafter from time to time to amended, supplemented or restated (the "Fleet Loan Agreement"), and (II) those certain Debentures of Brazos dated August __, 1996 payable to Allied Investment Corporation and Allied Investment Corporation II in the original maximum principal amount of $3,500,000. The foregoing description of "Senior Indebtedness" is not intended to alter or affect the relative rights and priorities among the holders of the Senior Indebtedness, as their interests may be in effect.

            (b) SUBORDINATION UPON DISTRIBUTION OF ASSETS. Upon any distribution of the assets of the Company in any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Company or otherwise), the holders of all Senior Indebtedness shall first be entitled to receive payment in full, in accordance with the terms of such Senior Indebtedness, of all Senior Indebtedness (including, without limitation, any interest accruing after the commencement of any such dissolution, winding up, liquidation or reorganization) before the Holder of this Debenture is entitled to receive any payment upon the principal, interest or any other amount owing under this Debenture; and, upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than shares of stock of the Company as reorganized or adjusted or readjusted or securities of the Company or any other corporation provided for by its plan of reorganization or readjustment, the payment of which is subordinate to the payment of all Senior Indebtedness that may at the time be outstanding and which are provided for by a plan of reorganization or readjustment that does not alter the rights of the holders of Senior Indebtedness at the time outstanding and under which such other corporation, if any, assumes all Senior Indebtedness at the time outstanding), to which the Holder of this Debenture would be entitled except for the provisions of this paragraph

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      (b) shall be made by the liquidating trustee or agent or other persons making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which such instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, to the extent necessary to pay in full all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

            (c) MATURITY OF OTHER INDEBTEDNESS. Upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, all Senior Indebtedness shall first be paid in full before any payment on account of any amount owing under this Debenture is made.

            (d) DEFAULT ON SENIOR INDEBTEDNESS. Upon a default in the payment of any portion of any Senior Indebtedness, or any other event or condition which constitutes a default or event of default within the meaning of any instrument evidencing or relating to any Senior Indebtedness (including, without limitation, the Fleet Loan Agreement), no amount shall be paid by the Company, and the Holder of this Debenture shall not be entitled to receive, any amount owing under this Debenture unless and until such default shall have been remedied or waived.

            (e) STANDSTILL: LIMITATION ON REMEDIES. Notwithstanding any other provision of this Debenture, for so long as any Senior Indebtedness is outstanding, the Holder of this Debenture shall not (x) accelerate all or any portion of the indebtedness represented by this Debenture, unless the maturity of the Senior Indebtedness shall then have been accelerated in accordance with its terms, (y) bring, or join with any other person in bringing, any proceeding in dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Company or otherwise), or (z) institute any action, suit or proceeding in the enforcement or collection of any amount owing under this Debenture.

            (f) IMPROPER DISTRIBUTIONS. Notwithstanding any other provision of this Debenture if any payment or distribution of assets of the Company of any kind or character, whether in cash or property, shall be received by a Holder of this Debenture before all Senior Indebtedness is paid in full, and

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      such payment is made in violation, or made with the proceeds of any distribution made in violation, of any instrument evidencing the Senior Indebtedness (including, without limitation, the Fleet Loan Agreement) or is otherwise prohibited by the provisions of this Paragraph 3, then such payment or distribution shall be paid over to the holders of such Senior Indebtedness or their representative or representatives or to the trustee in any such proceeding under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably among the holders of the Senior Indebtedness, for application to the payment of all Senior Indebtedness remaining unpaid until all of such Senior Indebtedness shall have been paid in full, after giving effect to the concurrent payment or distribution (or provision therefor), if any, to the holders of any of such Senior Indebtedness. Notwithstanding the foregoing, the Holder shall not be required to pay over under this subparagraph (f) any such payments that are received by the Holder more than 90 days prior to receipt by the Holder of written notice from any holder of Senior Indebtedness certifying as to the existence of any event or condition at the time such payment was received which would have prevented such payment pursuant to the subordination provisions contained in this Paragraph 3.

            (g) SUBROGATION. Subject to the payment in full of all Senior Indebtedness, the Holder of this Debenture shall be subrogated to the rights of the holders of all Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until this Debenture shall be paid in full and none of the payments or distributions to holders of the Senior Indebtedness to which the Holder of this Debenture would be entitled except for the provisions of the foregoing paragraphs (b) through (f) of this Debenture shall, as between the Company, its creditors, and the Holder of this Debenture, be deemed to be a payment by the Company to, or on account of, Senior Indebtedness of the Company; it being understood that the subordination provisions of this Debenture are and are intended solely for the purpose of defining the relative rights of the Holder of this Debenture, on the one hand, and the holders of the Senior Indebtedness on the other hand, and nothing contained in this Debenture is intended to or shall impair, as between the Company, its creditors, and the Holder of this Debenture, the obligation of the Company, which is unconditional and absolute, to pay to the Holder of this Debenture all amounts owing under this Debenture as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the Holder of this Debenture and creditors of the Company other than holders of Senior Indebtedness, nor shall anything herein or therein prevent the Holder of this Debenture from exercising all remedies otherwise permitted by applicable law

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      upon default hereunder, subject to the rights, if any, under the subordination provisions of this Debenture, of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received on the exercise of any such remedy.

            (h) RELIANCE BY HOLDERS OF SENIOR INDEBTEDNESS. The Holder of this Debenture agrees that each holder of Senior Indebtedness, whether outstanding at the date of this Debenture or incurred hereafter, shall have purchased or accepted or will purchase or accept such Senior Indebtedness in reliance upon the subordination provisions contained in this Debenture. Without limiting the generality of the foregoing, the Holder agrees to execute and deliver in favor of the holders of the Senior Indebtedness any such further instruments of subordination as may be reasonably requested of it in order to further evidence and carry out the subordination provisions hereof.

            4. COVENANTS OF THE COMPANY. For so long as this Debenture is outstanding, the Company agrees with the Holder that it will comply with the following covenants, unless the Holder otherwise agrees in writing:

            (a) FINANCIAL STATEMENTS. The Company shall furnish the Holder with the following financial statements, all prepared in accordance with generally accepted accounting principles consistently applied (except to the extent of any changes in accounting principles with which the Company's outside public accountants concur, and except, in the case of unaudited financial statements, for the absence of footnotes and normal year-end adjustments):

                   (i) Within 120 days following the end of each fiscal year of the Company, the audited balance sheet of the Company as of the last day of such fiscal year and its audited statements of income, stockholders' equity and cash flows for such fiscal year, together with the unqualified (except for qualifications as to changes in accounting principles permitted as described above) audit report thereon by the Company's outside public accounting firm; and

                  (ii) Within 30 days after the end of each month, the unaudited
            (interim) balance sheet of the Company as of the end of such month and the related unaudited statements of income and cash flows for such month, together with a certificate of the Company's chief financial officer that such financial statements have been prepared in accordance with the books and records of the Company and fairly present the Company's financial position and results of operations in accordance with

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            generally accepted accounting principles consistently applied, subject to the exceptions noted above.

            (b) DIVIDENDS. The Company shall not (i) declare or pay any dividend or other distribution on any shares of its capital stock (other than dividends payable solely in shares of its capital stock), (ii) purchase or redeem any of its shares of capital stock, other than purchases approved by the Company's Board of Directors at prices no greater than fair market value in accordance with written buy/sell agreements from shareholders of the Company who acquired such shares in connection with their full-time employment with the Company, or (iii) pay any salaries, bonuses or other cash distributions to Equus II Incorporated or its principals, except for annual board fees in an amount not to exceed $100,000 in the aggregate.

            (c) BOARD RIGHTS. The Company shall use its best efforts to cause to be elected to one position on its Board of Directors, at all times desired by the Holder until this Debenture is no longer outstanding, of either (but not both) of Alan or Joann Elenson, whomever shall be designated by the Holder to the Company. When this Debenture and the other Debentures (as defined in the Asset Purchase Agreement referred to in Paragraph 7 below) have been paid in full, such Board member shall, if requested by the Company, resign from his or her position as such. In addition to the foregoing, whomever of Mr. or Ms. Elenson shall not be so elected to the Board shall have the right to attend regular and special meetings of the Board of Directors, but without any voting rights. The Holder shall also have the right to receive copies of all minutes of such meetings and also of any written consents of resolutions adopted by the Company's board of directors without a meeting. The Holder shall (and shall cause Mr. and Ms. Elenson to) maintain the absolute confidentiality of all information acquired by them as a result of attending meetings of the Board of Directors or receiving information in connection therewith. The foregoing rights shall be exclusive to Mr. and Ms. Elenson (whether as Holders hereunder or as representatives of Plymouth Mills, Inc.) and may not be exercised by any other Holder.

            5. EVENTS OF DEFAULT. The occurrence or existence of any one of the following events or conditions shall constitute an "Event of Default":

            (i) any installment of the principal of, or interest on, this Debenture shall not have been paid when the same shall have become due and payable, and such default shall have continued for a period of five days;

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            (ii) failure by the Company to perform, keep or observe any of its covenants set forth in this Debenture, and the continuance of any such failure for a period of 30 days following receipt by the Company of written notice of such default from the Holder;

            (iii) the Company makes an assignment for the benefit of creditors or becomes insolvent or unable to pay its debts as they mature, or applies to any tribunal for the appointment of a trustee or receiver of a substantial part of the assets of the Company, or commences any proceedings relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debts, dissolution or other liquidation law of any jurisdiction; or any such application is filed, or any such proceedings are commenced against the Company and the Company indicates its consent to such proceedings, or an order is entered appointing such trustee or receiver, or adjudicating the Company bankrupt or insolvent, or approving the petition in any such proceedings, and such order remains in effect for sixty (60) days; or

            6. REMEDIES. Subject to the subordination provisions in Paragraph 3 of this Debenture, in case of an Event of Default, the Holder of this Debenture may declare the entire unpaid principal of this Debenture, and all accrued unpaid interest thereon, to be due and payable immediately, and upon any such declaration the principal of this Debenture and such accrued unpaid interest shall become and be immediately due and payable, and the Holder of this Debenture may thereupon proceed to protect and enforce its rights either by suit in equity or by action at law or by other appropriate proceedings, whether for specific performance (to the extent permitted by law) of any covenant or agreement contained herein or in aid of the exercise of any power granted herein, or proceed to enforce the payment of this Debenture or to enforce any other legal or equitable right of the Holder.

            If an Event of Default shall occur or exist and this Debenture is placed in the hands of an attorney for collection, or suit is filed herein, or proceedings are had in bankruptcy, probate, receivership, reorganization or other judicial proceedings for the establishment or collection of any amount called for hereunder or any amount payable or to be payable hereunder is collected through any such proceedings, the Company agrees to pay to the Holder hereof a reasonable amount as costs, including attorney's or collection fees.

            7. OFFSET. Payment of this Debenture is subject to a right of offset in favor of the Company, pursuant to the Asset Purchase Agreement dated August __, 1996 among Brazos, the Holder and Alan and Joann Elenson. This Debenture is the "Purchase Debenture" referred to in such Asset Purchase Agreement. Reference

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to such Asset Purchase Agreement is made herein for all pertinent purposes.

            8. NOTICES, MISCELLANEOUS. All notices, requests, consents and other communications required or permitted under this Debenture shall be in writing and shall be deemed to have been delivered on the date mailed, postage prepaid, by certified mail, return receipt requested, or on the date personally delivered:

              (i)       If to the initial Holder, to:

                        Plymouth Mills, Inc.
                        377 Ocean Terrace Drive
                        Staten Island, New York  10301
                        Attention: Mr. Alan Elenson

             (ii)       If to the Company, to:

                        BSI Holdings, Inc.
                        3860 Virginia Avenue
                        Cincinnati, Ohio 45227-3487
                        Attention:  Chief Executive Officer

            (iii) If to any other Holder other than the original Holder, to such address as shall appear on the record books of the Company.

            The Company or the Holder hereof may designate a different address by notice given in accordance with the foregoing.

            The Company and all sureties, endorsers and guarantors of this Debenture waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, all other notices, filing of suit and diligence in collecting this Debenture or enforcing any security given therefor, and agree to any substitution, exchange, or release of any security, with or without consideration, now or hereafter given for this Debenture or the release of any party primarily or secondarily liable hereon. The Company and all sureties, endorsers or guarantors of this Debenture further agree that it will not be necessary for the Holder hereof, in order to enforce payment of this Debenture, to first institute or exhaust its remedies against any maker or any other party liable therefor or to enforce its rights against any securities for this Debenture.

            The Company acknowledges that Plymouth Mills, Inc., as the initial Holder of this Debenture, may (i) assign this Debenture to its shareholders, Alan and Joann Elenson and (ii) assign up to a two and three-quarters percent (2-3/4%) interest in this Debenture to CoView Capital, Inc. This Debenture is not otherwise assignable to any other person (including by any such permitted assignees) except (in the case of Mr. and Ms. Elenson) under the

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laws of descent and distribution. Upon any assignment of this Debenture, the assignee shall take this Debenture subject to the subordination provisions in Paragraph 3 of this Debenture.

            THIS DEBENTURE HAS BEEN EXECUTED AND DELIVERED IN THE SATE OF NEW YORK. THIS DEBENTURE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE FEDERAL LAW.

            The Company and the Holder (by its acceptance hereof) agree not to amend, alter, supplement or change, without the prior written consent of the Holders of the Senior Indebtedness, (i) any of the subordination provisions of Paragraph 3 of this Debenture, or (ii) any other provision of this Debenture which would increase the amount or rate of any principal interest or other sums due hereunder or accelerate the time by which any such sums are payable.

            IN WITNESS WHEREOF, the Company has authorized this Debenture to be executed in its corporate name by a duly authorized officer effective as of the 2nd day of August, 1996.

                                    BSI HOLDINGS, INC.

                                    By:_________________________________
                                       Randall B. Hale, President

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